Exhibits 5.1

Glen Sato Cooley LLP 3175 Hanover Street Palo Alto, California 94304

April 29, 2016

Eiger BioPharmaceuticals, Inc.

350 Cambridge Ave., Suite 350

Palo Alto, CA 94306

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 366,196 shares of the Company’s Common Stock, par value $0.001 per share, including (a) 270,380 shares of Common Stock (the “2009 EIP Shares”) pursuant to the Eiger BioPharmaceuticals, Inc. 2009 Equity Incentive Plan (the “2009 EIP”), (b) 79,847 shares of Common Stock (the “2013 EIP Shares”) pursuant to the Celladon Corporation 2013 Equity Incentive Plan (the “2013 EIP”) and (c) 15,969 shares of Common Stock (the “2013 ESPP Shares”) pursuant to the Celladon Corporation 2013 Employee Stock Purchase Plan (the “2013 ESPP”, and together with the 2009 EIP and the 2013 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2009 EIP Shares, the 2013 EIP Shares and the 2013 ESPP Shares, when sold and issued in accordance with the 2009 EIP, 2013 EIP and the 2013 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

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We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Glen Sato
Glen Sato